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                        January 3, 2024

       Caspia Lin
       Chief Financial Officer
       Earlyworks Co., Ltd.
       5-7-11, Ueno, Taito-ku
       Tokyo, Japan 110-0005

                                                        Re: Earlyworks Co.,
Ltd.
                                                            Form 20-F for the
fiscal year ended April 30, 2023
                                                            File No. 001-41752

       Dear Caspia Lin:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                        Sincerely,


                        Division of Corporation Finance

                        Office of Technology
       cc:                                              Ying Li